Exhibit 10.1
PERFORMANCE UNIT AWARD AGREEMENT
Granted Under the
DICK’S SPORTING GOODS, INC.
2012 STOCK AND INCENTIVE PLAN

This Performance Unit Award Agreement (this “Agreement”), dated as of the grant date set forth on Exhibit A (the “Grant Date”), is made and entered between Dick’s Sporting Goods, Inc. (the “Company”) and %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-% (the “Grantee”), pursuant to, and subject to, the terms of the Company’s 2012 Stock and Incentive Plan, as amended (the “Plan”).

All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan, an electronic copy of which can be found on the Company’s equity administrator’s website (the “E*TRADE Employee Stock Plan Account”).

The parties agree as follows:

Section 1. Performance Unit Award. Subject to, and pursuant to, all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, the Company hereby grants to the Grantee performance units (“Performance Units”) consisting of the right to receive Shares. Each Performance Unit shall represent a right to receive one Share of the Company’s Common Stock, to the extent such Performance Unit is vested pursuant to the terms of this Agreement. The target number of Performance Units covered by this Agreement (the “Target Award”) is set forth on Exhibit A. To the extent that Grantee vests in greater than one hundred percent (100%) of the Performance Units, additional Shares shall be issued to Grantee in accordance with Section 3.

Section 2. Vesting. To the extent that the Performance Measures under Section 3 of this Agreement have been satisfied as of the last day of the performance period set forth on Exhibit A (the “Performance Period”), Grantee shall earn the number of Performance Units as calculated in accordance with Section 3, and his or her rights to such earned Performance Units shall vest and become nonforfeitable as of the Vesting Date set forth on Exhibit A (the “Vesting Date”), subject to Sections 5 and 18 of this Agreement. Except as provided in Section 5 of this Agreement, to the extent that the Performance Measures have not been satisfied as of the last day of the Performance Period, any Performance Units awarded under this Agreement that do not vest, as calculated in accordance with Section 3 of this Agreement, shall be cancelled immediately without further obligation on the part of the Company.

Section 3. Performance Measures. Subject to the provisions of this Agreement, the Company shall deliver to Grantee one Share for each whole Performance Unit that is earned in accordance with the performance measure(s) set forth on Exhibit A. (the “Performance Measures”).

Section 4. Form and Timing of Payment of Vested Awards. Subject to the Performance Units vesting in accordance with Section 2 and the other terms and conditions of this Agreement, the Performance Units will be settled as soon as practicable following the applicable Vesting Date (the “Settlement Date”), but in no event later than March 15 of the year following the year in which the applicable Vesting Date occurs, by delivery to the Grantee of payment with respect to such Performance Units in the form of Shares.

Except as otherwise provided in this Agreement and subject to satisfaction of the applicable tax withholding requirements set forth in Section 7, the Company shall deliver stock certificate(s) or other evidence of ownership representing the number of Shares earned as determined under Section 3 to the Grantee as soon as practicable but in no event later than 30 days following the Vesting Date; provided, however, that: (i) absent a Change in Control, no certificate(s) for, or other evidence of ownership of, Shares shall be delivered with respect to Performance Units unless the Committee has certified in writing that the applicable Performance Measures and other material terms of this Agreement have been achieved; and (ii) the Company shall not deliver stock certificate(s) or other evidence of ownership representing Shares if the Committee, Board, Administrator or other authorized agent determines, in its sole discretion, that the delivery of such certificate(s) or other evidence of ownership would violate the terms of the Plan, this Agreement or applicable law.

Section 5. Termination of Employment/Change in Control:

(a) Except as set forth in this Section 5, as otherwise approved by the Committee, as provided in a Company plan applicable to Grantee, or an agreement between Grantee and the Company, if any, if Grantee’s Continuous Status as a Qualifying Employee (as defined below) ceases for any reason prior to the Vesting Date, then effective at the close of business on the date Grantee’s Continuous Status as a Qualifying Employee ceases, all of Grantee’s Performance Units covered by this Agreement, whether earned or unearned, shall be automatically cancelled and forfeited in their entirety without any further obligation on the part of the Company, such that the Company shall not be obligated to deliver any Shares or any other compensation to Grantee with respect to such cancelled and forfeited Performance Units.

(b) Unless otherwise provided in a Company plan applicable to Grantee, approved by the Committee, or pursuant to an agreement between Grantee and the Company, if any, if during the period commencing on the Grant Date and ending on the Vesting Date (the “Vesting Period”):

(i) Grantee’s Continuous Status as an Employee terminates by reason of Grantee’s “Permanent Disability” (as defined in Section 22(e)(3) of the Code) or death while a Qualifying Employee, the Award shall vest on the Vesting Date, in such amount as if Grantee had continued as a Qualifying Employee through the Vesting Date. Any payments due to a deceased Grantee shall be paid to his or her estate, and the amount of Shares paid, if any, will be contingent upon performance against the Performance Measures as determined by the Committee and paid on or after the Vesting Date as provided in Section 4 hereof.

(ii) Grantee’s Continuous Status as an Employee terminates by reason of the Grantee’s “Retirement” (defined as a Grantee communicating his or her intention to retire on or after attainment of age 55 with a minimum of fifteen (15) years of service) while the Grantee is a Qualifying Employee, then, provided the Grantee was a Qualifying Employee during at least 25% of the Performance Period and the employee is in good standing with the Company, as determined by the administrator or a committee of management delegated authority by the Administrator, the Performance Units shall vest on a prorated basis, determined after the end of the Vesting Period and based on the ratio of the number of complete months the Grantee was a Qualifying Employee during the Vesting Period to the total number of months in the Vesting Period, and the amount of Shares paid, if any, will be contingent upon performance against the Performance Measures as determined by the Committee and paid on or after the Vesting Date as provided in Section 4 hereof.

(iii) Notwithstanding the foregoing, if Grantee ceases to be a Qualifying Employee prior to the Vesting Date, but maintains Continuous Status as an Employee through the Vesting Period, then so long as Grantee has served as a Qualifying Employee for at least one (1) year of the Vesting Period, the Award shall vest on a prorated basis, determined at the end of the Performance Period and based on the ratio of the number of complete months the Grantee was a Qualifying Employee during the Vesting Period to the total number of months in the Vesting Period, and the amount of Shares paid, if any, will be contingent upon performance against the Performance Measures as determined by the Committee and paid on or after the Vesting Date as provided in Section 5 hereof.

For purposes of this Agreement, “Qualifying Employee” means an Employee, Non-Employee Director, or Consultant (as the case may be) that maintains continuous status and has not been demoted to another position with decreased duties, responsibilities and/or authority from the position he/she holds as of the date of this Agreement (a transition to a Non-Employee Director or Consultant does not constitute a demotion).

(c) In the event of a Change in Control prior to the end of the Performance Period, then a percentage of Shares shall vest on the date of the consummation of such Change in Control (the “Acquisition Date”), to the extent the Award is not forfeited, based on the level of the Company’s achievement of the Performance Measures as of the Acquisition Date, as determined by the Committee. Payment of any amount pursuant to the preceding sentence may be made in cash and/or securities or other property, in the Committee’s discretion, and will be made within 30 days of the Change in Control.

(d) In the event a Change in Control occurs after the end of the Performance Period but prior to the Vesting Date, the Performance Units that have not been previously cancelled and forfeited shall become fully vested and payable, based on the Company’s actual achievement of the Performance Measures during the Performance Period. Payment of any amount pursuant to the preceding sentence may be made in cash and/or securities or other property, in the Committee’s discretion, and will be made within 30 days of the Change in Control.

Section 6. Limitation of Rights; Investment Representation. Grantee shall have all of the rights and privileges of a stockholder of the Company with regard to the Shares underlying the Award upon the Settlement Date, except as otherwise provided in the Plan and this Agreement. In this regard, prior to actual settlement of this Award in accordance with Section 4, (a) Grantee may not transfer any interest in the Award or the underlying Shares, (b) any cash or in-kind dividends paid or distributed with respect to the Shares (“Dividend Equivalents”) shall be paid to Grantee, without interest, only when, and if, the related Shares shall become vested in accordance with this Agreement and the Plan, and (c) all Shares that do not vest on the Vesting Date shall be forfeited and any all Dividend Equivalents not paid or distributed with respect to such forfeited Shares shall also be forfeited to the Company and shall not be paid to Grantee. Grantee acknowledges and agrees that the Shares which Grantee acquires pursuant to this Agreement, if any, shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws, and shall not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Any attempt to transfer the Performance Units or Shares in violation of this Section 6 or the Plan shall render this Award of Performance Units null and void

Section 7. Income Taxes. Grantee acknowledges that any income for federal, state or local income tax purposes that Grantee is required to recognize on account of the vesting and settlement of Performance Units to Grantee shall be subject to withholding of tax by the Company.

Section 8. Rights to Continued Employment. Neither the Plan nor this Agreement shall be deemed to give Grantee any right to continue to be employed by the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate the employment of Grantee at any time.

Section 9. Further Assistance. Grantee will provide assistance reasonably requested by the Company in connection with actions taken by Grantee while employed by the Company, including, but not limited to, assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Grantee was employed.

Section 10. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the Shares.

Section 11. Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and is made a part hereof as though fully set forth in this Agreement. Grantee, by execution of this Agreement, (a) represents that he or she is familiar with the terms and provisions of the Plan, and (b) agrees to abide by all of the terms and conditions of this Agreement and the Plan. Grantee accepts as binding, conclusive and final all decisions or interpretations of the applicable Administrator of the Plan upon any question arising under the Plan, this Agreement (including, without limitation, the date of any termination of Grantee’s employment with the Company and/or termination of Qualifying Employee status). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly.

Section 12. Entire Agreement. Except as otherwise provided herein, in any Company plan applicable to Grantee, or in any other agreement between Grantee and the Company, this Agreement and the Plan, each of which Grantee has reviewed and accepted in connection with the grant of the Performance Units reflected by this Agreement, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

Section 13. Choice of Law. To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement.

Section 14. Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the Grantee’s address on file with the Company or at the Human Resources department at the Company’s corporate headquarters, as the case may be. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 16. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan.

Section 17. Fractional Shares. The Company shall not be required to issue any fractional shares pursuant to the Award, and the Company may round fractions down.

Section 18. Forfeiture and Clawback.

(a) Notwithstanding anything to the contrary contained herein, this Agreement shall expire and be canceled, and Grantee shall not vest in any Performance Units (whether or not the Performance Metrics have been satisfied), and Performance Units shall be cancelled, if Grantee violates the terms of any confidentiality, non-solicit or non-compete obligation, or any other restrictive covenant set forth in any agreement between Grantee and the Company.

(b) Notwithstanding any provision in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of Shares delivered hereunder), whether in the form of cash or otherwise, shall be subject to recoupment and recapture to the extent necessary to comply with the requirements of any Company-adopted policy and/or laws or regulations, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act, Section 304 of the Sarbanes Oxley Act of 2002, the New York Stock Exchange Listed Company Manual or any rules or regulations promulgated thereunder with respect to such laws, regulations and/or securities exchange listing requirements, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to this grant and recovery of amounts relating thereto. By accepting this Award, the Grantee agrees and acknowledges that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover, recoup or recapture this grant of Performance Units or amounts paid under the Plan pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this grant of Performance Units or amounts paid under the Plan from a Grantee’s accounts, or pending or future compensation or other grants.

Section 19. Section 409A.

(a) This Award is intended to either (i) qualify for the short-term deferral exemption under Section 409A of the U.S. Internal Revenue Code and the final regulations promulgated thereunder (“Section 409A”) or (ii) satisfy the requirements of Section 409A. This Agreement shall be interpreted, administered and construed in a manner consistent with that intent. Notwithstanding the foregoing, if the Company determines that any provision of this Agreement or the Plan contravenes Section 409A or could cause the Grantee to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Grantee’s consent, modify such provision to (x) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, or (y) maintain, to the maximum extent practicable, the original intent and economic benefit to the Grantee’s of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 19 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the Performance Units will not be subject to taxes, interest and penalties under Section 409A.

(b) If a Grantee is a “specified employee” as defined under Section 409A and the Grantee’s Award is to be settled on account of the Grantee’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Section 409A, then any portion of the Grantee’s Award that would otherwise be settled during the six-month period commencing on the Grantee’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Grantee’s death if it occurs during such six-month period).

(c) Notwithstanding anything in this Agreement to contrary, in the event an Award remains outstanding following a Grantee’s “separation from service” as defined in Treas. Reg. § 1.409A-1(h), and settles on or after the Vesting Date, the Award shall settle no later than December 31 of the year in which the Vesting Date occurs.

Section 20. Acknowledgements.

(a) By accepting this Award of Performance Units, Grantee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of Performance Units, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.
(b) The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to you electronically (including through the E*TRADE Employee Stock Plan Account). Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the designated Administrator’s discretion. Both Internet Email and the World Wide Web are required in order to access documents electronically.

(c) Grantee acknowledges that, by receipt of this Award, Grantee has read this Section 20 and consents to the electronic delivery of the Plan and related documents, as described in this Section 20. Grantee may receive paper copy of any documents delivered electronically at no cost upon Grantee’s request.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.
GRANTEE

Name:
Dated:

DICK’S SPORTING GOODS, INC.

Name:
Dated: